SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Flowers Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-2582379

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1919 Flowers Circle, Thomasville, Georgia	31757

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	n/a

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Rights to Purchase Series A Junior Participating Preferred Stock	The New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered

     On November 15, 2002, the Directors of Flowers Foods, Inc. (the “Company”) approved Amendment No. 1, dated as of November 15, 2002 (the “Amendment”), to the Rights Agreement, dated as of March 23, 2001 (the “Rights Agreement”), between the Company and Wachovia Bank, N.A. (as successor in interest to First Union National Bank), as rights agent. The Amendment allows certain investors, including existing investors and qualified institutional investors, to beneficially own up to 20% of the Company’s outstanding common stock.

     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and is incorporated herein by this reference. Copies of the Rights Agreement, and the related Summary of Rights, which is attached as Exhibit C to the Rights Agreement, are available free of charge from the Company.

Item 2. Exhibits

Number	Description

4.1	Amendment No. 1, dated as of November 15, 2002, to the Rights Agreement, dated as of March 23, 2001, between the Company and Wachovia Bank, N.A. (as successor in interest to First Union National Bank), as rights agent

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FLOWERS FOODS, INC.

	By:	/s/ Jimmy M. Woodward

Name: Jimmy M. Woodward Title: Senior Vice President and Chief Financial Officer
Date: November 18, 2002

EXHIBIT INDEX

Number	Description

4.1	Amendment No. 1, dated as of November 15, 2002, to the Rights Agreement, dated as of March 23, 2001, between the Company and Wachovia Bank, N.A. (as successor in interest to First Union National Bank), as rights agent